Execution Version

FOURTH AMENDMENT TO MASTER AMENDED AND RESTATED

SECURITIES LENDING AUTHORIZATION AGREEMENT

Among

SPDR SERIES TRUST, SPDR INDEX SHARES, and SSGA ACTIVE TRUST

EACH ON BEHALF OF EACH OF ITS RESPECTIVE SERIES

AS LISTED ON SCHEDULE B OF THE AGREEMENT,

SEVERALLY AND NOT JOINTLY,

And

STATE STREET BANK AND TRUST COMPANY

This Fourth Amendment (this “Amendment”) dated November 15, 2021 and effective as of January 1, 2022, is among SPDR SERIES TRUST, SPDR INDEX SHARES, and SSGA ACTIVE TRUST, each an open-end management investment company, organized as a Massachusetts business trust, on behalf of each of its respective series as listed on Schedule B of the Agreement (defined below), severally and not jointly, each a registered management investment company organized and existing under the laws of Massachusetts (the “Trust”) and STATE STREET BANK AND TRUST COMPANY (“State Street”). The Trust, acting on behalf of each of its series, a “Fund” and collectively, the “Funds”.

Reference is made to the Securities Lending Authorization Agreement dated as of January 6, 2017, between the Funds and State Street, as amended and in effect immediately prior to the date of this Amendment (the “Agreement”).

WHEREAS, effective September 23, 2020, the SSGA Master Trust ceased to be an investment company registered under the Investment Company Act of 1940 and as of such date was no longer a party to the Agreement; and

WHEREAS, the Funds and State Street both desire to amend the Agreement as set forth in this Amendment;

NOW, THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement as follows:

1. Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2. Amendment. Schedule A (Schedule of Fees) to the Agreement is hereby deleted in its entirety and replaced with the revised Schedule A attached to this Amendment.

3. Representations and Warranties. Each party hereto represents and warrants that: (a) it has the legal right, power and authority to execute and deliver this Amendment, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery, and performance; (c) this Amendment constitutes a legal, valid, and binding obligation enforceable against it; and (d) the execution, delivery, and performance by it of this Amendment will at all times comply with all applicable laws and regulations.

Execution Version

4. Miscellaneous. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified, and the Agreement is ratified and affirmed as being in full force and effect. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, together, constitute only one (1) instrument. This Amendment shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

[Remainder of the Page Intentionally Left Blank.]

Execution Version

IN WITNESS WHEREOF, the parties hereto execute this Amendment as an instrument under seal by their duly authorized officers by affixing their signatures below.

SPDR SERIES TRUST, on behalf of each of its respective series as listed on Schedule B, severally and not jointly

By:	/s/ Ellen Needham
	Name:	Ellen Needham
	Title:	President

SPDR INDEX SHARES, on behalf of each of its respective series as listed on Schedule B, severally and not jointly

By:	/s/ Ellen Needham
	Name:	Ellen Needham
	Title:	President

SSGA ACTIVE TRUST, on behalf of each of its respective series as listed on Schedule B, severally and not jointly

By:	/s/ Ellen Needham
	Name:	Ellen Needham
	Title:	President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Francesco Squillacioti
	Name:	Francesco Squillacioti
	Title:	Senior Managing Director